Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Tecogen Inc. of our report dated March 27, 2013, except for the reverse stock split disclosed in the fourth paragraph of Note 16, as to which is dated July 22, 2013, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

McGladrey LLP

Boston, Massachusetts

September 30, 2013